Exhibit 4.1

Interactive Data
14 Wall Street
New York, New York  10005


November 9, 1995


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


     Re: Insured Municipals Income Trust and Investors' Quality
      Tax-Exempt Trust, Multi-Series 262 (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 33-61751

Gentlemen:


     We have examined the Registration Statement for the above captioned Fund, copy of which is attached hereto.

     We   hereby   consent  to  the  reference  in  the  Prospectus   and
Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President